                                                                           Sub-Item 77O

Rule 10f-3 Transactions

THE DREYFUS/LAUREL FUNDS TRUST

DREYFUS CORE VALUE FUND

On August 3, 2010, Dreyfus Core Value Fund, a series of The Dreyfus/Laurel Funds Trust (the “Fund”), purchased $1,086,960 of Metlife Common Stock - CUSIP # 59156R108 (the “Common Stock”). The Common Stock was purchased from Deutsche Bank Securities, a member of the underwriting syndicate offering the Common Stock, from their account. BNY Mellon Capital Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Deutsche Bank Securities received a commission of $0.648 per share. No other member received any economic benefit. The following is a list of the syndicate’s primary members:

Blaylock Robert Van, LLC

BNP Paribas

BNY Mellon Capital Markets, LLC

BofA Merrill Lynch

Cabrera Capital Markets, LLC

CastleOak Securities, L.P.

Commerzbank

Cowen and Company

Credit Suisse

Goldman, Sachs & Co.

Guzman and Company

Daiwa Capital Markets

Deutsche Bank Securities

Dowling and Partners Securities, LLC

HSBC

Loop Capital Markets

Macquarie Capital

MFR Securities, Inc.

Mitsubishi UFJ Securities

PNC Capital Markets LLC

RBS

Ramirez & Co., Inc.

Raymond James

Sanford C. Bernstein

Santander Securities

Scotia Capital

Siebert Capital Markets

Societe Generale

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Sterne Agee

The Williams Capital Group, L.P.

Toussaint Capital Partners, LLC

UBS Investment Bank

UCI Capital Markets

Wells Fargo Securities

Accompanying this statement are materials made available to the Board of Trustees of the Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meetings held on October 27-28, 2010.